AGREEMENT

         This Agreement (this "Agreement") is made and entered into this 11th day of May, 2000 by and among Conseco Finance Corp. (the "Company"), Conseco, Inc. ("Conseco"), CIHC, Incorporated ("CIHC"), and Lehman Brothers Holdings Inc. (collectively with its direct and indirect subsidiaries "Lehman").

         WHEREAS, the parties hereto have entered into a letter agreement dated May 4, 2000 (the "Letter Agreement") pursuant to which, among other things, (i) the Company has agreed to sell certain assets to Lehman and (ii) the parties thereto have agreed to various related matters to be embodied in a definitive agreement; and

         WHEREAS, the parties hereto desire to hereby embody their understandings from the Letter Agreement in a definitive agreement that will survive the termination of the Letter Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Retention of Employees. The Company shall use commercially reasonable efforts to retain those members of management listed on Exhibit A hereto in their present positions with the Company.

2.       Affiliate Transactions.

     2.1 Repayment of Existing Intercompany Indebtedness. The Company shall not directly or indirectly repay any indebtedness for borrowed money outstanding on the date hereof owed to Conseco or any Affiliate (as defined below) thereof except as provided on Exhibit B hereto. The term "Affiliate" means any Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified, provided however, that for purposes of all sections of this Agreement other than Sections 8 and 11.4, the term "Affiliate" (i) shall not include any direct or indirect majority-owned subsidiaries of the Company but
(ii) shall include the Transferred Companies (as defined in Exhibit B). The term "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

     2.2 Dividend Restrictions. The Company shall not directly or indirectly pay any dividends or make any distributions or transfer any assets of the Company to Conseco or any of its Affiliates except as provided on Exhibit B hereto.

     2.3 Restrictions on Other Affiliate Transactions. The Company shall not effect any transactions or enter into, amend, modify or waive any agreement, arrangement or understanding

(including without limitation any guaranty, loan, note, or extension of credit by or to the Company) with Conseco or any of its Affiliates, or make any payments thereunder, except (i) as provided on Exhibit B hereto, (ii) that the Company may borrow funds and/or obtain extensions of credit from Conseco and any of its Affiliates at any time and from time to time during the term hereof but none of such indebtedness shall be due, payable or paid except for short-term loans made by Conseco or an Affiliate to the Company to provide the Company with liquidity pending receipt of funding from other sources which is expected to be received within seven business days of such loan provided such funding is actually received, whether or not within such period and (iii) that the Company may enter into agreements, arrangements or understandings with Conseco or any of its Affiliates (other than those covered by clause (ii) above) upon terms no less favorable to the Company than the Company could obtain from third parties in arms length transactions. Nothing in this Agreement shall be deemed to prohibit the Company from paying interest on any indebtedness incurred by the Company after the date hereof in accordance with clause (ii) above, provided that the interest rate paid shall not exceed the interest rate charged on the Intercompany Note.

     2.4 Tax Sharing Agreement. Conseco shall (and shall cause its Affiliates to) pay to the Company when due any and all amounts owed to the Company by Conseco (or any Affiliate of Conseco) under the Consolidated Federal Income Tax Agreement in effect on the date hereof (the "Tax Sharing Agreement") among Conseco, the Company, and the other Conseco Affiliates party thereto.

     2.5 Intercompany Receivables. Conseco shall (and shall cause its Affiliates to) pay interest on any amount owed by Conseco or any of its Affiliates to the Company or any subsidiary thereof on the date hereof at a rate per annum equal to 150 basis points in excess of the London interbank offered rate for a three-month period, as published in The Wall Street Journal. Such interest shall be paid monthly.

     2.6 Maintenance of Separate and Independent Corporate Identities. The Company, CIHC and Conseco shall maintain separate and independent corporate identities and shall observe separate and independent corporate formalities related thereto. Without limiting the generality of the foregoing, each of Conseco and CIHC, on the one hand, and the Company, on the other, shall (i) maintain separate and independent (A) business locations, (B) operating accounts, (C) employees, (D) assets and liabilities, and (E) proceeds from the sale of each entity's respective stock (it being recognized that an immaterial sharing of employees and facilities may occur so long as there is an appropriate allocation of costs relating thereto) and (ii) not commingle any funds or other assets.

     2.7 No Contributions to Capital. The Company shall not contribute any funds or other assets to the Transferred Companies.

     2.8      No Guaranty of Indebtedness. Without limiting the generality of
Section 2.3, the Company shall not assume or guaranty any indebtedness of Conseco or any Affiliate thereof.

3. Maintenance of Financing Facilities. The Company shall use commercially reasonable efforts to maintain the Company's current non-Lehman warehouse financing facilities provided that the Company may replace such warehouse financing facilities with facilities having substantially similar terms.

4.       Board Matters.

     4.1 Independent Board Member. Concurrently herewith, Conseco shall nominate an Independent Director (as defined in the certificate of incorporation of the Company) to the Company's Board of Directors (the "Independent Board Member"). The Independent Board Member shall be subject to Lehman's consent and approval, which shall not be unreasonably delayed. Conseco and the Company agree to take all action within their respective power (including, with out limitation, the voting of capital stock of the Company owned by Conseco and any of its Affiliates) required to cause the Board of Directors of the Company to at all times include such nominee (and any replacement nominee) as a director of the Company's Board of Directors.

     4.2 Vacancies. If, prior to election to the Board of Directors of the Company pursuant to Section 4.1 hereof, any Independent Board Member shall be unable or unwilling to serve as a director of the Company, Conseco shall promptly nominate a replacement in accordance with Section 4.1 hereof, who shall then be the Independent Board Member for purposes of this Section 4. If, following an election to the Board of Directors of the Company pursuant to this
Section 4, any Independent Board Member shall resign or be removed or be unable to serve for any reason prior to the expiration of his term as a director of the Company, Conseco shall notify the Board of Directors of the Company in writing of a replacement Independent Board Member, and either (i) Conseco shall vote its shares of capital stock of the Company, at any regular or special meeting called for the purpose of filling positions on the Board of Directors of the Company or by written consent executed in lieu of such a meeting of stockholders, and shall take all such other actions necessary to ensure the election to the Board of Directors of the Company of such replacement Independent Board Member to fill the unexpired term of the Independent Board Member whom such new Independent Board Member is replacing or (ii) the remaining members of the Board of Directors (whether or not constituting a quorum) shall elect such replacement Independent Board Member to fill the unexpired term of the Independent Board Member who such new Independent Board Member is replacing.

     4.3 Observer Designee. Lehman shall be entitled to have one designee (an "Observer Designee") attend all of the meetings of the Board of Directors (and each committee thereof) of the Company, in each case other than those portions (if any) of any meeting (a) dealing with (i) the Company's obligations to Lehman or Lehman's Affiliates, (ii) matters reasonably expected to be adverse to Lehman or (iii) matters the disclosure of which to Lehman could reasonably be expected to be adverse to the Company or (b) where necessary to protect the attorney-client privilege of any matter material to the Company. The Observer Designee shall not be entitled to vote on any matters presented to the Board of Directors or to such committees. The Company shall give notice, including, without limitation, any proposed agenda, to Lehman of each such meeting at the same time and in the same manner as the members of the Board of Directors (or any committee thereof) receive notice of such meetings. Lehman shall be entitled to receive all written materials and other information given to the directors of the Company in connection with such meetings at the same time such materials are given to such directors. If the Company proposes to take action by written consent in lieu of a meeting of its Board of Directors, the Company shall give a copy of such consent to Lehman at the same time as the members of the Board of Directors. Such Observer Designee shall maintain the confidentiality of all confidential information of the Company, provided that such Observer Designee may share such information with Lehman.

     4.4      Costs and Expenses.
The Company shall pay all reasonable out-of-pocket expenses incurred by the Independent Board Member and the Board Observer in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company. The Company shall also pay the Independent Board Member customary and appropriate retainer and fees as may be mutually agreed upon by the Company and such Independent Board Member. The Company and such Independent Board Member shall negotiate such retainer and fees in good faith so as to ensure that such amounts are customary and appropriate.

5.       Restrictions on Transfer of Stock

     5.1      Tag Along Right.

              (a) No Stockholder (as defined below) shall Transfer (as defined below) any Stock (as defined below), if, after giving effect to all prior Transfers from and after the date hereof by such Stockholder such Transfers constitute more than ten percent (10%) of the Common Stock (as defined below) owned by all Stockholders on the date hereof, in a single transaction or related series of transactions, to any Purchaser (as defined below) unless the terms and conditions of such sale, transfer or other disposition (the "Tag Along Sale") to such Purchaser shall contain an offer to each Potential Seller (as defined below) to include in such Tag Along Sale such number of shares of Common Stock as is determined in accordance with Section 5.1(b) below. At least 15 days prior to effecting any Tag Along Sale, such selling Stockholder (the "Selling Stockholder") shall promptly cause the terms and conditions of the Tag Along Sale to be reduced to a reasonably detailed writing (which writing shall identify the Purchaser and shall include the offer to Potential Sellers to purchase or otherwise acquire their Common Stock according to the terms and subject to the conditions of this Section 5), and shall deliver, or cause the Purchaser to deliver, written notice (the "Notice") of the terms of such Tag Along Sale to each Potential Seller. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Tag Along Sale or such written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than 10 business days after receipt), each Potential Seller may accept the offer included in the Notice for up to such number of its shares of Common Stock as determined in accordance with the provisions of Section 5.1(b) below, by furnishing irrevocable written notice of such acceptance to the Selling Stockholder and to the Purchaser.

              (b) In the event that any Potential Seller elects to accept the offer included in the Notice described in Section 5.1(a) above, such Potential Seller (the "Included Stockholder") shall have the right to sell, transfer or otherwise dispose of such number of its shares of Common Stock pursuant to, and upon consummation of, the Tag Along Sale which is equal to the product of (X) the total number of shares of Common Stock owned by the Included Stockholder and (Y) a fraction, the numerator of which shall equal the total number of shares of Common Stock to be sold to the Purchaser by the Selling Stockholder, and the denominator of which shall equal the total number of shares of Common Stock owned by the Selling Stockholder. If the Purchaser is not willing to purchase such additional shares, the number of shares to be sold by the Selling Stockholder and the Included Stockholders shall be proportionately reduced.

              (c) The purchase of Stock pursuant to this Section 5 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to the Selling Stockholder and stated in the Notice.

              (d) Upon the consummation of the disposition of Stock to the Purchaser pursuant to the Tag Along Sale, the Selling Stockholder shall (i) cause the Purchaser to remit directly to each Included Stockholder the sales price of its Stock disposed of pursuant thereto, and (ii) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as may reasonably be requested by such Included Stockholder.

              (e) If a Potential Seller has not delivered to the Selling Stockholder and to the Purchaser written notice of its acceptance of the offer contained in the Notice within 10 business days after the receipt of such Notice, it shall be deemed to have waived any and all rights pursuant to this
Section 5 with respect to the disposition of its Stock described in the Notice, and the Selling Stockholder shall have 45 days (calculated from the first day next succeeding the expiration of the 1 business day acceptance period described above), in which to dispose of the aggregate amount of Stock described in the Notice to the Purchaser identified in the Notice, on terms not more favorable to the Selling Stockholder than those which were set forth in the Notice. If a Potential Seller has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 30 days following receipt of the Notice, the Selling Stockholder and the Purchaser shall not have completed the disposition of Stock to be sold in connection therewith in accordance with the terms of the Tag Along Sale, all the restrictions on the disposition of Stock contained in this Section 5 shall again be in force and effect.

     5.2      Drag-Along Right.

              (a) If a Stockholder proposes to Transfer to any Purchaser a number of shares of Stock which represents at least a majority of the outstanding shares of Common Stock on a fully-diluted basis (the "Transferred Shares") then, at the election of such holder or holders (a "Drag Along Seller"), each other Stockholder (each, a "Drag Along Stockholder") shall be required to sell to such Purchaser (a "Drag Along Sale") a number of shares of Stock determined by the Drag Along Seller up to the total number of shares of Stock then held by such Drag Along Stockholder (the "Drag Along Shares"). If the percentage of any Drag Along Stockholder's Stock required to be sold as Drag Along Shares exceeds the percentage of the Drag Along Seller's Stock to be sold to Purchaser in a Drag Along Sale, Drag Along Seller, shall, at its sole expense, arrange for the delivery of a fairness opinion by an investment banking firm of nationally recognized standing acceptable to such Drag Along Stockholder (which acceptance shall not be unreasonably withheld or delayed). Such fairness opinion shall confirm that the terms of the Drag Along Sale are fair to the Drag Along Stockholders from a financial point of view.

              (b) The Drag Along Seller shall deliver to each Drag Along Stockholder written notice (the "Drag Along Notice") of any sale to be made pursuant to Section 5.2(a) above, which notice shall set forth the consideration to be paid by the Purchaser for each Transferred Share, the number of Transferred Shares to be sold by the Drag Along Seller, the number of shares to be sold by each Drag Along Stockholder, and the other terms and conditions, if any, of such transaction. Pending consummation of the Drag Along Sale, the Drag Along Seller shall promptly notify each Drag Along Stockholder of any changes in the proposed timing for the Drag Along Sale and any other material developments in connection therewith. The Drag Along Sale shall be on the same terms and conditions as the sale of the Transferred Shares by the Drag Along Seller. The Drag Along Stockholder shall only be required to give representations and warranties as to its due organization, its due authorization and title to the Drag Along Shares and shall only be required to indemnify for breach of its own representations and warranties.

              (c) If, within 15 days after the Drag Along Seller provides the Drag Along Notice, no sale of the Transferred Shares owned by the Drag Along Seller or the Drag Along Stockholder in accordance with the provisions of this
Section 5 shall have been completed, the Drag Along Sale shall be terminated for purposes hereof.

              (d) Simultaneously with the consummation of the sale of the Transferred Shares pursuant to this Section 5, the Drag Along Seller shall cause the Purchaser to remit directly to the Drag Along Stockholder the consideration with respect to the Drag Along Shares and shall furnish such other evidence of the completion and time of completion of such sale and terms and conditions, if any, thereof as may reasonably be requested by the Drag Along Stockholder.

              (e) The provisions of this Section 5, however, shall remain in effect for any subsequent proposed sale.

     5.3 Permitted Dispositions of Stock. Each Stockholder shall be entitled to directly or indirectly Transfer all or any portion of its Stock to any Affiliate of such Stockholder, and no such Transfer (other than a Transfer to a Purchaser) shall give rise to any rights under Sections 5.1 or 5.2. No Transfer may be made under this Section 5.3 unless the Person acquiring the shares of Stock pursuant to such Transfer agrees in writing to be bound by the provisions of this Section 5. No Transfer permitted by this Section 5.3 shall relieve the Stockholder effecting such Transfer from its obligations hereunder.

     5.4 Definitions. For the purposes of this Section 5, the following terms have the respective meanings:


              (a) "Common Stock" means the common stock, $.01 par value, of the Company.

              (b) "Potential Seller(s)" means any Stockholder other than the Selling Stockholder.

              (c) "Purchaser" means any Person to which shares of Stock are proposed to be Transferred, but shall not include:

         (i) any Person 30% or more of the fully diluted capital stock or other equity or ownership interests of which are directly or indirectly owned by the Selling Stockholder(s) and/or any Affiliates thereof (in the case of a Tag Along
Sale) or the Drag Along Seller(s) and/or any Affiliates thereof (in the case of a Drag Along Sale); or

         (ii) any Person 30% or more of the voting power of which is directly or indirectly owned by the Selling Stockholder(s) and/or any Affiliates thereof (in the case of a Tag Along Sale) or the Drag Along Seller(s) and/or any Affiliates thereof (in the case of a Drag Along Sale).

              (d) "Stock" means (i) Common Stock, (ii) any capital stock into which such common stock may be changed or converted, (iii) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets on liquidation over any other class of stock of the Company and which is not subject to redemption, (iv) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company and (v) any warrant, option or other right exercisable for or convertible into capital stock of the Company (including without limitation that certain Warrant, dated the date hereof, issued by the Company to Lehman), together with any shares of capital stock of the Company issued upon the exercise or conversion thereof. For purposes of all calculations under this Section 5, any warrants, options and other right referred to in Section 5.4(c)(v) shall be assumed to have been fully vested, exercised, and converted, as the case may be, immediately prior to any such calculation, and shall be treated for purposes of such calculations as the number of shares of Common Stock into which such warrants, options and other rights are exercisable or convertible.

              (e) "Stockholders" means each of the parties hereto and their respective successors and assigns (other than the Company), whom on the date hereof are holders of shares of Stock (including without limitation Lehman).

              (f) "Transfer(s)" means to directly or indirectly, transfer, sell, assign, donate, contribute, or otherwise voluntarily or involuntarily dispose of.

     5.5      Non-Cash Consideration.  Notwithstanding  anything in this
Section 5 to the contrary, if (i) the consideration payable for shares of Stock to be sold in a Tag Along Sale or a Drag Along Sale consists of property other than cash ("Non-Cash Consideration") and (ii) the Purchaser acquiring such shares so requests in writing, each Included Stockholder or Drag Along Stockholder (collectively, "Holders") shall receive cash in lieu of Non-Cash Consideration that would otherwise be received by such Holder as consideration for the shares of Stock to be sold in such Tag Along Sale or Drag Along Sale (as the case may be). The amount of such cash shall equal the Appraised Value of the Non-Cash Consideration that would otherwise be received by such Holder. The term "Appraised Value" means:

         (A) in respect of any share of capital stock included in the Non-Cash Consideration for which there is not a public market, the fair saleable value of such share of capital stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of such capital stock or to the fact that the company issuing such capital stock may have no class of equity registered under the Securities Exchange Act of 1934, as amended) as of the last day of the most recent fiscal month end based on the value of the Company, as determined by an investment banking firm of recognized national standing acceptable to the Holder (which acceptance shall not be unreasonably withheld or delayed) divided by the number of fully diluted shares of capital stock of such issuer;

         (B) in respect of any share of capital stock included in the Non-Cash Consideration for which there is a public market, the average of the daily market prices of such stock for 30 consecutive business days commencing 45 days before such date. The daily market price for each such business day shall be (i) the last sale price on such day on the principal stock exchange on which such capital stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (iii) if such capital stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engage in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Holder and the Company or, if they cannot agree upon such selection, an investment banking firm of recognized national standing as selected by two such members of the NASD, one of which shall be selected by the Holder and one of which shall be selected by the Company; and

         (C) in respect of any property included in the Non-Cash Consideration other than those types described in paragraphs (A) and (B) above, the fair market value of such property as determined by an entity qualified to make such determinations acceptable to the Holder (which acceptance shall not be unreasonably withheld or delayed).

6.       Representations and Warranties.

     6.1 Conseco and the Company. Conseco, CIHC and the Company hereby represent and warrant to Lehman as follows:


              (a) Organization. Each of Conseco, CIHC and the Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined below) of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The term "Law" shall mean all laws, statutes, ordinances, Orders, and regulations of the United States of America or any state, commonwealth, city, county, or municipality thereof. The term "Order" shall mean an order, writ, ruling, judgment, directive, injunction or decree of any arbitrator, mediator or governmental or regulatory authority. Each of Conseco and the Company are operated as separate and independent corporations, and each maintains separate and independent (i) corporate books and records including but not limited to all matters related thereto and (ii) financial statements and balance sheets.

              (b) Authority. The execution and delivery of this Agreement by Conseco, CIHC and the Company and the performance by Conseco, CIHC and the Company of their respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Conseco, CIHC and the Company. This Agreement (i) has been duly executed and delivered by Conseco, CIHC and the Company, (ii) constitutes a legal, valid, and binding obligation of Conseco, CIHC and the Company and (iii) is enforceable against Conseco, CIHC and the Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

              (c) Business Structure. Conseco and CIHC, on the one hand, and the Company, on the other, being separate and independent corporations, (i) have observed separate and independent corporate formalities related thereto and have separate and independent (A) business locations, (B) operating accounts, (C) employees, (D) assets and liabilities, and (E) proceeds from the sale of each entity's respective stock (it being recognized that an immaterial sharing of employees and facilities has occurred with an appropriate allocation of costs related thereto) and (ii) do not commingle funds or other assets.

              (d) No Conflicts or Violations. The execution and delivery of this Agreement by Conseco, CIHC and the Company do not, and the performance by Conseco, CIHC and the Company of their respective obligations under this Agreement will not:

         (i) violate any term or provision of any Law applicable to Conseco, CIHC or the Company or any of their respective subsidiaries, other than such violations that would not reasonably be expected to result in a Material Adverse Effect (as defined below) on the Company, CIHC or Conseco;

         (ii) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Conseco, CIHC or the Company or any of their respective subsidiaries;

         (iii) conflict with or result in a violation or breach of, or constitute a default under, any contract or other agreement to which Conseco, CIHC or the Company or any of their respective subsidiaries is a party other than such conflicts, violations, breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect on the Company, CIHC or Conseco; or

         (iv) require Conseco, CIHC or the Company or any of their respective subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (except disclosure of the transactions contemplated in this Agreement in public filings as may be required by applicable securities laws or stock exchange rules), other than those the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect o the Company, CIHC or Conseco.

              The term "Material Adverse Effect" shall mean, as to any party hereto, any material adverse effect on (i) the assets, properties, business, licenses, income, condition (financial or otherwise) or results of the respective operations of such party, (ii) the transactions contemplated by this Agreement, (iii) the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or the realization of the rights and remedies thereunder, or (iv) the ability of such party to perform its respective obligations under this Agreement.

              (e) Capitalization of the Company. As of the date hereof, (i) the authorized capital stock of the Company consists solely of 1,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), and
(ii) there are 103 shares of Common Stock issued and outstanding. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by CIHC. Conseco directly owns all of the issued and outstanding common stock of CIHC. There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for the warrant to be issued as of the date hereof by the Company to Lehman (the "Warrant")) that give any Person the right to purchase or otherwise receive or be issued any shares of capital stock of the Company or CIHC or any security convertible into or exchangeable for any shares of capital stock of the Company or CIHC. Immediately after issuance of the Warrant, the shares of Common Stock into which the Warrant will be exercisable will represent 5% of the fully diluted common stock of the Company (assuming full vesting, conversion, and exercise of all securities, options, warrants, and other rights).

              (f) Charter Documents and Bylaws. The Company has heretofore made available to Lehman true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as in effect on the date hereof.


              (g) Intercompany Indebtedness. Schedule 6.1(g) hereto sets forth the amount and nature of all indebtedness for borrowed money owed by the Company to Conseco or any Affiliate thereof as of the date hereof.


     6.2 Lehman. Lehman hereby represents and warrants to the Company, CIHC and Conseco as follows:

              (a) Organization. Lehman is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.


              (b) Authority. The execution and delivery of this Agreement by Lehman and the performance by Lehman of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Lehman. This Agreement (i) has been duly executed and delivered by Lehman, (ii) constitutes a legal, valid, and binding obligation of Lehman and
(iii) is enforceable against Lehman in accordance with its terms, except to the extent that (a) enforcement may b limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

              (c) No Conflicts or Violations. The execution and delivery of this Agreement by Lehman do not, and the performance by Lehman of its obligations under this Agreement will not:


         (i) violate any term or provision of any Law applicable to Lehman or any of its subsidiaries other than such violations that would not reasonably be expected to result in a Material Adverse Effect on Lehman;

         (ii) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Lehman or any of its subsidiaries;

         (iii) conflict with or result in a violation or breach of, or constitute a default under, any contract or other agreement to which Lehman or any of its subsidiaries is a party, other than such conflicts, violations, breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect on Lehman.

         (iv) require Lehman or any of its subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person, other than those the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect on Lehman.

7.       Survival of Representations and Warranties.

     7.1 Survival. Subject to Section 7.2 hereof, the representations and warranties respectively made by the parties in this Agreement will expire on the second anniversary hereof, except that the representations and warranties set forth in Sections 6.1(e) and 6.1(g) hereof will remain in full force and effect until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive).

     7.2 Pursuit of Claims. Any breach of any representation or warranty as to which a bona fide claim for indemnification has not been asserted in accordance with Section 8.3 hereof during the applicable survival period set forth in Section 7.1 hereof may not be pursued and is hereby irrevocably waived, except that if a claim for indemnification is made in accordance with Section
8.3 hereof before the expiration of the applicable survival period set forth in
Section 7.1 hereof, then (notwithstanding such survival period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

8.       Indemnification.

     8.1 Indemnification by Conseco and the Company. Subject to the provisions of Section 7 hereof, Conseco, CIHC and the Company shall jointly and severally indemnify, defend, and hold harmless the Lehman Indemnitees (as defined below) for any and all Damages (as defined below) resulting from or relating to (i) any breach by Conseco, CIHC or the Company of any covenant or agreement made by Conseco, CIHC, the Company or any Affiliate thereof that subsequently becomes a party to this Agreement, i this Agreement and (ii) any breach by Conseco, CIHC, the Company or any Affiliate thereof that subsequently becomes a party to this Agreement of any representation or warranty contained in
Section 6.1 of this Agreement. The term "Lehman Indemnitee" shall mean Lehman, any Affiliate of Lehman, and any officer, director, employee, agent, or other representative of such entities. The term "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

     8.2      Indemnification  by  Lehman.  Subject to the  provisions  of
Section 7 hereof, Lehman shall indemnify, defend, and hold harmless the Conseco Indemnitees (as defined below) for any and all Damages resulting from or relating to (i) any breach by Lehman of any covenant or agreement made by Lehman in this Agreement and (ii) any breach by Lehman of any representation or warranty contained in Section 6.2 of this Agreement. The term "Conseco Indemnitee" shall mean Conseco, any Affiliate of Conseco and any officer, director, employee, agent, or other representative of such entities.

     8.3      Indemnification Procedures.

              (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 8.1 or 8.2 hereof and such matter involves
(i) any claim made against the Indemnitee by any Person other than any Lehman Indemnitee or Conseco Indemnitee or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than any Lehman Indemnitee or Conseco Indemnitee, the Indemnitee shall give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) be given during the applicable survival period, (B) provide (with reasonable specificity) the basis on which indemnification is being asserted, (C) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known, and (D) be accompanied by copies of all relevant pleadings, demands, and other papers served on the

Indemnitee. Failure to provide notice shall not relieve an Indemnifying Party of any obligation to provide indemnity hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure in its efforts to defend such claim

              (b) The Indemnifying Party shall have a period of 30 days after the delivery of each notice required by Section 8.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party shall be obligated to compromise or defend (and shall control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party. The Indemnitee shall cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee shall have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 30-day period and elects not to defend such claim, the Indemnitee shall be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable Law.

              (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) shall require the prior written consent of the Indemnitee and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of compromise or settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) incurred by the Indemnitee before the date the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that the Indemnitee is obligated to pay as a result of the Indemnitee's continued pursuit of such claim, plus the reasonable out-of-pocket expenses incurred by the Indemnitee after the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, minus the reasonable out-of-pocket expenses incurred by the Indemnifying Party after such notice date.

              (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 8.1 or 8.2 hereof and such matter involves a claim made by Lehman, Conseco or the Company, the Indemnitee shall give the Indemnifying Party prompt written notice of such claim, which notice must (i) be given during the applicable survival period, (ii) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (iii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 8.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the Indemnifying Party shall pay upon demand to the Indemnitee the actual or estimated amount of Damages reflected in such notice. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin or if such negotiations are not initiated within 30 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes.

              (e) The term "Indemnitee" shall mean a Person claiming indemnification under this Section 8. The term "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under this
Section 8.

9.       Termination.

     9.1 Termination Events. This Agreement shall terminate and be of no further force or effect automatically and without any action of the parties hereto at such time as (i) all indebtedness under the Asset Assignment Agreement dated as of February 13, 1998, as amended from time to time, between Green Tree Residual Finance Corp. I and Lehman ALI Inc. and the Master Repurchase Agreement dated as of September 29, 1999, as amended from time to time, between Green Tree Residual Finance Corp. I and Lehman Brothers Inc. (collectively, the "Residual Facilities") shall have been repaid in full in accordance with the terms of the Residual Facilities and (ii) the Company or an Affiliate shall have repurchased all of the Esoteric Assets (as defined in the Repurchase Agreement defined below) sold under the Amended and Restated Master Repurchase Agreement dated as of May 11, 2000, as amended from time to time, between Green Tree Finance Corp.
- Five ("Finance - Five") and Lehman Commercial Paper Inc. ("LCPI (the "Repurchase Agreement") and owned by LCPI on the repurchase date in accordance with the terms of the Repurchase Agreement and Conseco and its Affiliates shall have taken all action necessary including, without limitation, the repurchase of other assets sold under the Repurchase Agreement in accordance with the terms thereof so that immediately after giving effect to such repurchases and actions, neither the Company nor Finance - Five would be in default under the Repurchase Agreement and the aggregate amount of wet financing under Section 11(e) of the Repurchase Agreement then outstanding would not exceed $150 million.

     9.2      Effect of Termination. If this Agreement terminates pursuant to
Section 9.1 hereof, this Agreement shall become null and void except that, (a) the provisions of Sections 5, 9, 10, and 11 and the last sentence of Section 4.3 hereof will continue to apply following any such termination, and (b) no party hereto will be relieved of any Liability (as defined below) for Damages that such party may have to the other parties by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). The term "Liability" shall mean all debts, obligations, and other liabilities (including without limitation surplus relief transactions) of a person (whether known or unknown and whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due).

10. Public Announcements. No party shall make any public announcement or media comment regarding the existence or subject matter of this Agreement without prior consultation with the other parties hereto, except as required by law, applicable regulation or the rules of any securities exchange on which a party's securities are publicly traded. Each party shall not, and shall cause its direct and indirect subsidiaries to not, issue any press release or make any other public announcement or filing regarding any matter associated with this Agreement or the matters described herein unless the other parties hereto have been afforded a reasonable opportunity to review such release or announcement.

11.      Miscellaneous

     11.1 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:


              (a)      If to Conseco, CIHC or the Company:

                            Conseco, Inc.
                            11825 North Pennsylvania Street
                            Carmel, IN  46032
                            Attention:  David V. Harkins, Chairman of the Board
                            Facsimile:  317-817-6327

                       With a copy to:

                            Conseco, Inc.
                            11825 North Pennsylvania Street
                            Carmel, IN  46032
                            Attention:  John J. Sabl, Executive Vice President
                               and Secretary
                            Facsimile:  317-817-6327



              (b)      If to Lehman:

                            Lehman Brothers Holdings Inc.
                            3 World Financial Center
                            New York, NY  10285
                            Attention:  Kurt Locher, Managing Director - FAS
                            Facsimile:  212-526-8579

                       With a copy to:

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, NY  10153
                            Attention:  Paul R. Lovejoy
                            Facsimile:  212-310-8007

         (c) All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof

     11.2 Entire Agreement. Except for documents executed by Lehman, Conseco and/or the Company concurrently herewith and except for the Acquisition Letter Agreement, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement (including, without limitation, the Letter Agreement), and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     11.3 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     11.4     Brokers.

              (a) Indemnification by Conseco and the Company. Conseco and the Company shall jointly and severally indemnify and hold harmless each Lehman Indemnitee in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of either of Conseco or the Company) claiming to have been engaged by Conseco, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and Conseco and the Company shall bear the cost of the reasonable out-of-pocket expenses incurred by each Lehman Indemnitee in investigating, defending against, or appealing any such claim or demand.

              (b) Indemnification by Lehman. Lehman shall indemnify and hold harmless each Conseco Indemnitee in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Lehman) claiming to have been engaged by Lehman or any Affiliate of Lehman in connection with the transactions contemplated by this Agreement, and Lehman shall bear the cost of the reasonable out-of-pocket expenses incurred by each Conseco Indemnitee in investigating, defending against, or appealing any such claim or demand.

     11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.


     11.6 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all of the parties hereto.


     11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.


     11.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Conseco, the Company, Lehman, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     11.9 Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to a Contract executed and performable in such state. EXCLUSIVE VENUE FOR ANY ACTION RELATING TO THIS AGREEMENT SHALL BE MAINTAINED IN ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY CONSENTS TO PERSONAL JURISDICTION AND SERVICE OF PROCESS IN THE STATE OF NEW YORK FOR MATTERS BETWEEN THE PARTIES HERETO THAT ARISE OUT OF THIS AGREEMENT.

     11.10 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

     11.11 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any parties hereto without the prior written consent of the other parties hereto (and any attempt to do so will be void), except (a) as otherwise specifically provided herein and
(b) that Lehman may assign all or any part of its rights or obligations hereunder to one or more of its Affiliates without the consent of Conseco or the Company provided however, that such assignment shall not relieve Lehman of its responsibilities hereunder.

     11.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of the parties hereto will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     11.13 Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof, and shall not modify or restrict any term or provision hereof.

     11.14 Specific Performance. The parties recognize that if any of the parties hereto refuses to perform under the provisions of this Agreement (each, a "Breaching Party"), monetary damages alone will not be adequate to compensate the other parties for their injury. Each party hereto that has not refused to perform under the provisions of this Agreement (each, a "Non-Breaching Party") shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any such action is brought by any party to enforce this Agreement, any Breaching Parties shall waive the defense that there is an adequate remedy at law. In the event of a default by any party which results in the filing of a lawsuit for damages, specific performances, or other remedies, any Non-Breaching Parties shall be entitled to reimbursement by any Breaching Parties of reasonable legal fees and expenses incurred by such Non-Breaching Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized representatives of the parties hereto.

                                       CONSECO, INC.



                                       By:    /s/ Thomas J. Kilian
                                              ------------------------
                                       Name:  Thomas J. Kilian
                                       Title: President



                                       CONSECO FINANCE CORP.



                                       By:    /s/ Thomas J. Kilian
                                              ------------------------
                                       Name:  Thomas J. Kilian
                                       Title: President



                                       LEHMAN BROTHERS HOLDINGS INC.



                                       By:    /s/
                                              ------------------------
                                       Name:
                                       Title:



                                       CIHC, INCORPORATED



                                        By:    /s/ Mark A. Ferrucci
                                               ------------------------
                                        Name:  Mark Ferrucci
                                        Title: President

                                                                    Exhibit A



                              Members of Management

Greg Aplin
Keith Anderson
Jack Brandom
Jim Breakey
Bruce Crittenden
John Durnien
Shawn Gensch
Dan Hall
Phyllis Knight
Mark Shepherd
Todd Woodard

                                                                      Exhibit B



                              Permitted Dividends,
                           Distributions and Transfers

The Company may pay interest and scheduled payments of principal under the Amended and Restated Promissory Note, dated the date hereof, issued by the Company to Conseco (the "Intercompany Note"), in accordance with the terms thereof. Notwithstanding the foregoing, the Company shall in no event prepay any amounts thereunder.

1. The Company may make customary and usual payments to Conseco for products and services provided by Conseco to or for the benefit of the Company consistent with past practices consistently applied, provided that the Company shall have at least ten business days in which to cure any failure to pay any such amount on the date such payment was requested.

2. The Company may make payments to Conseco under the Tax Sharing Agreement in accordance with the terms of such agreement.

3. Subject to the receipt of any required regulatory approvals or exemptions, the Company may dividend or distribute to its stockholder all of the stock of the entities identified on Schedule I hereto (the "Transferred Companies").


4. The Company may repay up to $500 million of the principal owed by the Company to Conseco under the Intercompany Note after consummation of the sale of assets under the Seller's Warranties and Servicing Agreement dated May 11, 2000 by an among Lehman Capital, a division of Lehman, and the Company and the Seller's Warranties and Servicing Agreement dated May 11, 2000 by and between Lehman Brothers Bank, FSB and the Company.

The Company may pay dividends to its stockholder(s) in accordance with the formula set forth on Schedule II hereto.

                                                                   Schedule I




                              TRANSFERRED COMPANIES



CFIHC, Inc. (a Delaware corporation)

                                                                   Schedule II



                               PERMITTED DIVIDENDS

              From and after January 1, 2001, the Company may declare and pay a dividend to its stockholder(s) in any quarter (including, without limitation, the first quarter of 2001 if the tests set forth in this Schedule II are met) in which Free Cash Flow (as defined below) for the preceding 12 months exceeds $375 million. The amount of such dividend payable in any quarter shall in no event exceed the amount by which Free Cash Flow for the preceding 12 months exceeds $375 million. Notwithstanding anything in this Agreement to the contrary, no such dividend may be declared or paid if, (i) at the date of such declaration or payment, a breach, default or event of default shall have occurred and be continuing (or any event has occurred which with the passage of time or the giving of notice or both would constitute a breach, default or event of default) under (A) any material agreement or contract to which the Company or any subsidiary thereof is a party relating to financing or indebtedness or (B) any class of preferred stock of the Company or any subsidiary thereof (collectively, a "Material Contract") or (ii) such a breach, default or event of default could be reasonably expected to result from the declaration or payment of any such dividend.

              The term "Free Cash Flow" means, with respect to any 12-month period, (i) cash flow from operations of the Company for such period (as reported under "Cash Flow from Operations" in the Company's statements of cash flow filed with the Securities and Exchange Commission) less (ii) Capital Expenditures (as defined below) during such period less (iii) dividends and other distributions to stockholders paid by the Company during such period (other than as permitted by Item 4 of Exhibit B to this Agreement).

              The term "Capital Expenditures" means, with respect to any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of the Company and its majority-owned subsidiaries prepared in conformity with GAAP consistently applied.

                                 Schedule 6.1(g)

                         Indebtedness for Borrowed Money



Principal balance as of
         May 11, 2000                                           $2,660,799,080
                                                                ==============

         Including:
                  Total cash advances of                        $5,819,200,000
                  Total cash payments of                        (3,362,266,995)
                  Money borrowed for intercompany
                    fees                                            61,279,246
                  Capitalized interest                             142,586,829

Accrued interest  at May 11, 2000
  to be paid on June 1, 2000
  along with  accrued interest since
  May 11, 2000                                                  $21,092,383.45
                                                                ==============